American Assets Trust, Inc. Acquires Eastgate Office Park in Bellevue, Washington

Company Release – 7/7/21

SAN DIEGO –American Assets Trust, Inc. (NYSE: AAT) (the “Company”) has successfully closed on the acquisition of Eastgate Office Park, consisting of an approximately 280,000 square foot, multi-tenant office campus in the premier I-90 corridor submarket of Bellevue, Washington.

Eastgate Office Park is currently greater than 95% leased to a diversified tenant base with a weighted average lease term of approximately 3 years with contractual lease rates that the Company views as below prevailing market rates for the submarket. Additionally, Eastgate Office Park recently obtained municipal approval for rezoning, increasing the floor area ratio from 0.5 to 1.0, which will allow for significant additional development opportunities.

The four-building property features unrivaled on-site amenities with a diverse rent roll of technology and professional services companies and features a campus-setting in a natural landscape with walking trails and immediate access to I-90.

“We are thrilled to further expand our presence in Bellevue, Washington and proud to add Eastgate Office Park to our portfolio of trophy assets,” said Ernest Rady, the Company’s Chief Executive Officer and President.

The purchase price of $125 million was paid with cash on hand.

About American Assets Trust, Inc.

American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. The company has over 50 years of experience in acquiring, improving, developing and managing premier office, retail, and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington, Texas and Hawaii. The company's office portfolio comprises approximately 3.7 million rentable square feet, and its retail portfolio comprises approximately 3.1 million square feet. In addition, the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and 2,112 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Currently, one of the most significant risk factors, is the potential adverse effect of the current COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the company, its tenants and guests, the real estate market and the global economy and financial markets. The extent to which COVID-19 impacts the company, its tenants and guests will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:

American Assets Trust

Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607